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                                                                     Exhibit 4.4
                                                                     -----------


                                   AGREEMENT
                                    BETWEEN
                        FIRST AMERICAN FINANCIAL GROUP
                                      AND
                           SEPTIMA ENTERPRISES, INC.

--------------------------------------------------------------------------------

     WHEREAS, SEPTIMA ENTERPRISES, INC. (SEPP), whose principal address is 600 Sandtree Drive, Suite 212, Lake Park, Florida 33403, is desirous of engaging the services of FIRST AMERICAN FINANCIAL GROUP (FIRST AMERICAN), whose principal address is 161 Maiden Lane, 7th Floor, New York, New York 10038, and

     WHEREAS, FIRST AMERICAN is desirous of providing the services of its Broker-Dealer Marketing Program to SEPP,

     NOW, THEREFORE, the parties do hereby agree as follows:

     1.   FIRST AMERICAN shall provide the following services to SEPP:

          A. Contact Broker-Dealers (B-D's) as potential Market Makers in SEPP stock to discuss recent developments.

          B. Contact Broker-Dealers in FIRST AMERICAN's network via FAX ALERT, STOCK ALERT and telephone to review current information regarding SEPP.

          C. Meet with Broker-Dealers and their Registered Representatives to discuss and promote awareness of SEPP.

          D. At the appropriate time, meet with Analysts, Money Mangers and Institutional Investors to discuss and promote awareness of SEPP.

          E. Plan, produce and implement a comprehensive Internet campaign including the following:

               i. Company Profile to be placed in the Micro-Cap Section of Griffin Capital Management's site on the PAWWS Financial Network on the World Wide Web.

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               ii.  Monitor and control all lead-generating activity.

               iii. Follow up all leads by mailing a STOCK ALERT and/or
                    Investor Kit to all "visitors" to the site.

               iv. Distribute all leads to FIRST AMERICAN's Broker-Dealer network for telephone follow-up.

     2. FIRST AMERICAN will be responsible for originating, coordinating and monitoring all of the above. A report covering all aspects of same will be provided on a quarterly basis for the term of this Agreement.

     3. SEPP will be responsible for providing all of the necessary corporate material, financial information and access to data reasonably required for FIRST AMERICAN to fulfill its obligations. SEPP will, as often as practical, discuss and inform FIRST AMERICAN of developments and events affecting the Financial Community.

          In addition, SEPP hereby agrees that it will, at all times, act in Good Faith and perform all of its duties to foster and promote improved shareholder value.

     4. FIRST AMERICAN's fee for its services outlined herein is an Option to Purchase fifty thousand (50,000) shares of unrestricted, free-trading Class "A" common stock of SEPP exercisable at $2.00 per share for a period of twenty-four (24) months from date of issuance.

     5. FIRST AMERICAN will receive a non-accountable expense allotment for its costs incurred in Items 1.A through 1.E above as follows:

          i.   Due on Signing of this Agreement                $3,000
               Monthly Maintenance (Due Quarterly in Advance)  $  500

          ii. An Option to Purchase twenty-five thousand (25,000) shares of unrestricted, free-trading Class "A" common stock of SEPP, said Option to be exercisable at $1.00 per share for a period of twelve (12) months from date of issuance.

     6.   FIRST AMERICAN shall be entitled to Bonus Compensation as follows:

          i. If the price of SEPP stock reaches $4.00 or higher at any time during the term of this Agreement, FIRST AMERICAN will be issued fifteen thousand (15,000) shares of restricted (Rule 144) stock of SEPP.

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          ii.  If the price of SEPP stock reaches $6.00 or higher at any time during the term of this Agreement, FIRST AMERICAN will be issued fifteen thousand (15,000) additional shares of restricted (Rule
               144) stock of SEPP.

          iii. If the price of SEPP stock reaches $8.00 or higher at any time during the term of this Agreement, FIRST AMERICAN will be issued fifteen thousand (15,000) additional shares of restricted (Rule
               144) stock of SEPP.

          iv. If the price of SEPP stock reaches $10.00 or higher at any time during the term of this Agreement, FIRST AMERICAN will be issued fifteen thousand (15,000) additional shares of restricted (Rule
               144) stock of SEPP.

     7. SEPP hereby agrees that it will, as soon as the S-8 registration is complete, deposit in Escrow with a New York State Licensed Attorney, to be designated by FIRST AMERICAN, all of the subject shares specified in Items 4. and 5. above. The subject restricted shares will be delivered to FIRST AMERICAN according to the terms specified in Item 6. herein.

     8. The initial Term of this Agreement will be twelve (12) months commencing on August 7, 1997, and ending on August 6, 1998. Both parties may, by mutual consent, extend this Agreement for any additional term.

     9. In consideration of the proprietary nature and intangible value of FIRST AMERICAN's Broker-Dealer and Investor clients, SEPP agrees not to disclose or otherwise reveal to any third party any information pertaining to same. This includes, but is not limited to, names, addresses, telephone/fax/telex numbers or other means of access thereto.

     10. If a dispute should arise under any of the terms of this Agreement, both parties agree to submit the matter to Binding Arbitration In New York County, New York, according to the rules of the American Arbitration Association. In this regard, a request by either party for arbitration shall be binding on the other.

     11. This Agreement represents the total agreement between the parties. This contract cannot be modified or changed unless done so in writing and signed by all parties hereto.

     12. This Agreement shall be governed by the Laws of the State of New York. Should any portion of the Agreement be held to be illegal, then only that

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          portion shall be void and not the entire Agreement.

     13. SEPP acknowledges the FIRST AMERICAN is neither an attorney, accountant nor broker and is acting exclusively as an independent contractor providing consulting services.

     14. The undersigned acknowledges that he has authority from the Board of Directors of SEPTIMA ENTERPRISES, INC. to sign this Agreement.


AGREED AND ACCEPTED:
-------------------

SEPTIMA ENTERPRISES, INC.                   FIRST AMERICAN FINANCIAL GROUP


BY   /s/ R. Edwin Morgan                    BY  /s/ William J. Rogers, Jr.
     -------------------                        --------------------------
     R. Edwin Morgan                            William J. Rogers, Jr.
     President                                  Managing Director



     August 7, 1997
------------------------                    ------------------------------
     Date                                       Date


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